Exhibit 10.8

2950 South Delaware St.	Upstart Holdings, Inc.
San Mateo, CA

SUB-SUBLEASE AGREEMENT

This Sub-Sublease Agreement (“Sub-Sublease”) is made effective as of the 1st day of April, 2019, (the “Effective Date”) by and between SNOWFLAKE, INC., a Delaware corporation f/k/a Snowflake Computing, Inc. (“Sub-Sublandlord”), and UPSTART HOLDINGS, INC., a Delaware corporation (“Sub-Subtenant”) with reference to the following facts:

A. BAY MEADOWS STATION 3 INVESTORS, LLC, a Delaware limited liability company (“Master Landlord”), as landlord, and OPEN TEXT INC., a Delaware corporation (“Master Sublandlord”), as tenant, entered into that certain Lease dated October 7, 2016 (“Master Lease”), whereby Master Landlord leased to Master Sublandlord and Master Sublandlord leased from Master Landlord those certain premises consisting of approximately 108,015 rentable square feet on the 3rd and 4th floors of the office building located at 2950 South Delaware Street, San Mateo, California as further set forth in the Master Lease (the “Master Premises”).

B. Master Sublandlord, as Sublandlord, and Sub-Sublandlord, as subtenant, entered into that certain Sublease dated August 28, 2018 (“Original Sublease”) as amended by that certain Amendment 1 to Sublease dated November 22, 2018 (“First Amendment” and collectively “Master Sublease”), whereby Master Sublandlord subleased to Sub-Sublandlord and Sub-Sublandlord subleased from Master Sublandlord those certain premises consisting of approximately 48,244 rentable square feet which compromise the 3rd floor of the Master Premises as more fully set forth in the Master Sublease (the “Premises”).

C. Master Landlord, Master Sublandlord and Sub-Sublandlord are parties to that certain Sublease Consent and Agreement dated September __, 2018 [sic] (“Sublease Consent”) whereby Master Landlord granted its consent to the sublease of the Premises to Sub-Sublandlord.

D. Sub-Sublandlord agrees to sub-sublease to Sub-Subtenant, and Sub-Subtenant agrees to sub-sublease from Sub-Sublandlord, the entire Premises upon the terms and conditions set forth in this Sub-Sublease.

AGREEMENT

1. Sub-Sublease of Premises. Subject to the terms and conditions of this Sub-Sublease, Sub-Sublandlord hereby sub-subleases to Sub-Subtenant and Sub-Subtenant hereby sub-subleases from Sub-Sublandlord the Premises.

2. Master Lease and Other Agreements.

2.1 Subordinate to Master Lease. Except as specifically set forth herein, this Sub-Sublease is subject and subordinate to all of the terms and conditions of the Master Lease, Master Sublease and Sublease Consent. Sub-Subtenant hereby assumes and agrees to perform the obligations of “Subtenant” under the Master Sublease and Sublease Consent as more particularly set forth hereafter, as such obligations may be modified by the terms of this Sub-Sublease. Unless otherwise defined, all capitalized terms used herein shall have the same meanings as given them in the Master Sublease. A copy of the Master Lease is attached hereto as Exhibit A and incorporated herein by this reference, a copy of the Master Sublease is attached hereto as Exhibit B and incorporated herein by this reference, and a copy of the Sublease Consent is attached hereto as Exhibit C and incorporated herein by this reference. Sub-Subtenant shall not commit or permit to be committed any act or omission which would violate any term or condition of the Master Lease, Master Sublease and Sublease Consent. Sub-Subtenant shall neither do nor permit anything to be done which would cause the Master Lease or Master Sublease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Master Landlord under the Master Lease or Master Sublandlord under the Master Sublease. Sub-Subtenant shall indemnify and hold Sub-Sublandlord harmless from and against all claims, liabilities, judgments, costs, demands, penalties, expenses, and damages of any kind whatsoever, including, without limitation, attorneys’ fees, consultants’ fees and costs and court costs, (“Claims”) by reason of any failure on the part of Sub-Subtenant to perform any of the obligations of “Subtenant” under the Master Sublease which Sub-

2950 South Delaware St.	Upstart Holdings, Inc.
San Mateo, CA

Subtenant has become obligated hereunder to perform, and such indemnity and hold harmless shall survive the expiration or sooner termination of this Sub-Sublease. In the event of the termination of the Master Lease or Master Sublease for any reason, then this Sub-Sublease shall terminate automatically upon such termination without any liability owed to Sub-Subtenant by Master Landlord, Master Sublandlord, or by Sub-Sublandlord unless the termination is due to Sub-Sublandlord’s breach of the Master Sublease and not due to Sub-Subtenant’s breach of the Sub-Sublease. Sub-Subtenant represents and warrants to Sub-Sublandlord that it has read and is familiar with the Master Lease and Master Sublease (except as to redacted provisions thereof). Sub-Sublandlord shall not voluntarily terminate or modify the Master Sublease in such a manner that will adversely and materially affect Sub-Subtenant’s rights or obligation under this Sub-Sublease without the prior written consent of Sub-Subtenant, which consent shall not be unreasonably withheld; provided however, nothing herein shall prohibit Sub-Sublandlord from exercising any right to terminate the Master Sublease as set forth in the Master Sublease or pursuant to applicable law.

2.2 Applicable Provisions.

(a) All of the terms and conditions contained in the Master Sublease (and the Master Lease to the extent incorporated into the Master Sublease) as they may apply to the Premises are incorporated herein and shall be terms and conditions of this Sub-Sublease, except those directly contradicted or modified by the terms and conditions contained in this Sub-Sublease. Each reference therein to “Sublandlord”, “Subtenant”, “Premises” and “Sublease” to be deemed to refer to Sub-Sublandlord, Sub-Subtenant, Premises and Sub-Sublease, respectively, as appropriate.

2.3 Modifications. For the purposes of incorporation herein, the terms of the Master Sublease are subject to the following additional modifications:

(a) In all provisions of the Master Sublease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sub-Sublease) requiring the approval or consent of Master Landlord and/or Master Sublandlord, Sub-Subtenant shall be required to obtain the approval or consent of both Sub-Sublandlord and Master Landlord and/or Master Sublease, under the same standards of consent as set forth in the Master Sublease or Master Lease as applicable and the approval of Sub-Sublandlord may be withheld, in its sole and absolute discretion, if Master Landlord’s and/or Master Sublandlord’s consent is not obtained.

(b) In all provisions of the Master Sublease requiring “Subtenant” to submit, exhibit to, supply or provide Master Landlord and/or Master Sublandlord with evidence, certificates, or any other matter or thing, Sub-Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Master Landlord and/or Master Sublandlord and Sub-Sublandlord.

(c) Sub-Sublandlord shall have no obligation to restore or rebuild any portion of the Premises after any destruction or taking by eminent domain or to maintain, repair, restore or control any portion of the Building or Project.

(d) Sub-Sublandlord shall not be obligated to provide any services, utilities or to maintain, repair or restore any portion of the Building or Project (unless such maintenance is the obligation of “Subtenant” under the Master Sublease and not the obligation of Sub-Subtenant herein).

(e) Sub-Sublandlord shall not be obligated to maintain any building systems (unless such maintenance is the obligation of “Subtenant” under the Master Sublease and not the obligation of Sub-Subtenant herein), any common area or any other repair or maintenance obligations which are Master Sublandlord’s obligations under the Master Sublease.

(f) Sub-Sublandlord shall have no obligation to construct or pay for any improvements.

(g) In all provisions of the Master Sublease requiring “Subtenant” to designate Master Landlord and/or Master Sublandlord as an additional or named insured on its insurance policy, Sub-Subtenant shall be required to so designate Master Landlord, Master Sublandlord, Sub-Sublandlord and any individual, party or entity as required by Master Landlord, Master Sublandlord or Sub-Sublandlord on its insurance policy.

2950 South Delaware St.	Upstart Holdings, Inc.
San Mateo, CA

(h) If and to the extent that Sub-Sublandlord’s rental obligation is abated or reduced pursuant to the Master Sublease due to a casualty, condemnation or other interference with the use of the Premises, the Rent hereunder shall be abated or reduced in the same proportion and period as the abatement or reduction under the Master Sublease. Sub-Subtenant shall not be entitled to any further abatement or reduction in Rent.

(i) Whenever in the Master Sublease a time is specified for the giving of any notice or the making of any demand by the “Subtenant” thereunder, such time is hereby changed, for the purpose of this Sub-Sublease only, by adding two (2) business days thereto and whenever in the Master Sublease a time is specified for the giving of any notice or the making of any demand by the “Sublandlord”, such time is hereby changed, for the purpose of this Sub-Sublease only, by subtracting two (2) business days therefrom. It is the purpose and intent of the foregoing provisions to provide Sub-Sublandlord with time within which to transmit to Master Sublandlord any notices or demands received from Sub-Subtenant and to transmit to Sub-Subtenant any notices or demands received from Master Sublandlord.

2.4 Exclusions. Notwithstanding the terms of Section 2.2 above, Sub-Subtenant shall have no rights under any of the following provisions of the Master Sublease: (i) any rights or options to expand, extend, renew or terminate the Master Sublease, this Sub-Sublease or the Premises, and (ii) any rights of first offer, rights of first negotiation, or similar rights, or any rights to any tenant improvement allowance (except for the tenant improvement allowance as expressly provided herein). In addition, the following provisions of the Master Sublease and Master Lease are NOT incorporated herein: Sections 2, 3(a), 3(c) (except the last sentence) and 11(b) of the Original Sublease; the last sentence of Section 13(a)(i) of the Original Sublease; Sections 13(a)(ii), 16, 18, 19, 24(a), 24(b) and 24(c) of the Original Sublease; Exhibit C of the Original Sublease; the First Amendment (except for the definition of Premises); the Basic Lease Information of the Master Lease (except definitions of Project, Building, Permitted Use, Parking, Business Days and Building Business Hours); Sections 1 (except first 3 sentences) and 8.6 of the Master Lease; the first sentence of Section 10.1 of the Master Lease; Sections 25.1 and 32 of the Master Lease; and all portion of the Master Lease excluded from the Master Sublease. Any excluded provisions also include subsections unless otherwise expressly provided. All of the incorporated terms of the Master Sublease as referenced and qualified above along with all of the following terms and conditions set forth in this document shall constitute the complete terms and conditions of this Sub-Sublease.

2.5 Obligations of Sub-Sublandlord.

(a) Notwithstanding anything herein contained, the only services or rights to which Sub-Subtenant is entitled hereunder are those to which Sub-Sublandlord is entitled under the Master Sublease, and for all such services and rights Sub-Subtenant shall look solely to the Master Landlord under the Master Lease or Master Sublandlord under the Master Sublease, as the case may be, and the obligations of Sub-Sublandlord hereunder shall be limited to using its reasonable good faith efforts to obtain the performance by Master Sublandlord of its obligations (including its obligations, if any, to enforce the Master Lease), provided Sub-Subtenant shall reimburse Sub-Sublandlord for all reasonable costs incurred by Sub-Sublandlord in such efforts. Sub-Sublandlord shall have no liability to Sub-Subtenant or any other person for damage of any nature whatsoever as a result of the failure of Master Landlord and/or Master Sublease to perform said obligations.

(b) Sub-Sublandlord shall send to Sub-Subtenant copies of all written notices received or issued by Sub-Sublandlord with respect to a default by Sub-Sublandlord, Master Sublandlord or Master Landlord, as applicable, under the Master Sublease or the Master Lease. Sub-Sublandlord shall deliver to Master Sublandlord any reasonable request of Sub-Subtenant requiring Master Landlord’s approval under the Master Lease, and/or Master Sublandlord’s approval under the Master Sublease.

3. Term.

3.1 Initial Term. The term of this Sub-Sublease (“Term”) shall commence the earlier of (i) the date Sub-Subtenant first commences to conduct business in the Premises, or (ii) May 1, 2019, but in no event before the date of Master Landlord’s and Master Sublandlord’s written consent of this Sub-Sublease (“Commencement Date”) and shall end on March 31, 2024 (“Expiration Date”), unless sooner terminated pursuant to any provision of the Master Lease applicable to the Premises or the terms of this Sub-Sublease. Sub-Sublandlord shall have no obligation to Sub-Subtenant to exercise any of its options to extend under the Master Lease.

3.2 Option to Extend. Sub-Subtenant shall have no option to extend this Sub-Sublease.

2950 South Delaware St.	Upstart Holdings, Inc.
San Mateo, CA

3.3 Sub-Sublandlord’s Inability to Deliver the Premises. In the event Sub-Sublandlord is unable to deliver possession of the Premises on or before the Commencement Date, Sub-Sublandlord shall not be liable for any damage caused thereby, nor shall this Sub-Sublease be void or voidable, and the term hereof shall not be extended by such delay. If Sub-Subtenant, with Sub-Sublandlord’s and Master Landlord’s consent, takes possession prior to commencement of the term, Sub-Subtenant shall do so subject to all the covenants and conditions hereof and shall pay pro-rated Base Rent for each day at the same rate as that prescribed for the first month of the term.

3.4 Early Access. Upon Master Landlord’s and Master Sublandlord’s consent to this Sub-Sublease, Sub-Subtenant shall have reasonable access to the Premises for the purposes of construction of approved improvements and installation of furniture, fixtures, equipment and cables. Sub-Subtenant’s access shall be subject to all the terms and conditions of this Sub-Sublease, including without limitation, all insurance and maintenance obligations, and all monetary obligations except the payment of Base Rent.

3.5 Early Termination. Sub-Sublandlord shall have the one-time right to terminate this Sub-Sublease effective upon the day immediately preceding the third (3rd) anniversary of the Commencement Date provided that Sub-Sublandlord deliver Sub-Subtenant at least nine (9) months prior written notice exercising its right to terminate this Sub-Sublease.

4. Rent.

4.1 Base Rent. Sub-Subtenant shall pay to Sub-Sublandlord each month during the term of this Sub-Sublease, rent, in advance, on Sub-Subtenant’s execution hereof for the first month and on or before the 1st of each month thereafter (“Base Rent”) per month pursuant to the following schedule:

Period During Term	Approx. Monthly Base Rent Per Rentable Square foot	Monthly Installment of Base Rent
Commencement Date – April 30, 2020	$6.25	$301,525.00
May 1, 2020 – April 30, 2021	$6.44	$310,570.75
May 1, 2021 – April 20, 2022	$6.63	$319,887.87
May 1, 2022 – April 30, 2023	$6.83	$329,484.51
May 1, 2023 – March 31, 2024	$7.03	$339,369.04

4.2 Expenses and Taxes. Commencing upon the Commencement Date and in addition to Base Rent, Sub-Subtenant shall pay to Sub-Sublandlord all Addition Rent as charged Sub-Sublandlord. Any refund of Additional Rent paid by Sub-Subtenant that Sub-Sublandlord received from Master Sublandlord shall be refunded to Sub-Subtenant and any amounts of Additional Rent paid by Sub-Subtenant with respect to the Term to the extent Sub-Sublandlord pursuant to Sections 7.5 or 7.7 of the Master Lease (as applicable to the Master Sublease) shall be refunded to Sub-Subtenant within thirty (30) days of Sub-Sublandlord’s receipt. Sub-Sublandlord shall promptly deliver to Sub-Subtenant all copies of statements of Estimated Operating Expenses and Annual Statements received by Sub-Sublandlord and all invoices for Additional Rent received by Sub-Sublandlord. Sub-Subtenant shall pay the Additional Rent in the same manner as set forth in Section 3(b) of the Master Sublease. To the extent Sub-Sublandlord has such right under the Master Sublease, Sub-Subtenant shall have the right to cause Sub-Sublandlord to cause an Independent Review of Master Landlord’s books and records as provided in Section 7.7 of the Master Lease provided that Sub-Subtenant has delivered Sub-Sublandlord written notice exercising such right at least twenty (20) days prior to the date Sub-Sublandlord’s right to cause an Independent Review under the Master Sublease expires. Following Sub-Sublandlord’s written request, Sub-Sublandlord shall make the same written request to Master Sublandlord pursuant to Section 3(b) of the Master Sublease to cause Master Sublandlord to perform such Independent Review; provided however, Sub-Sublandlord shall have no liability or further obligation is Master Sublandlord fails to perform such Independent Review or if Master Landlord prohibits such Independent Review on Sub-Subtenant’s behalf. Sub-Subtenant shall be responsible for all costs incurred by Sub-Sublandlord relating to such Independent Review.

2950 South Delaware St.	Upstart Holdings, Inc.
San Mateo, CA

4.3 Utilities and Services. Sub-Subtenant shall pay to for all utilities and services supplied to the Master Premises either directly the service provider (if obtained directly by Sub-Subtenant) or to Sub-Sublandlord, Master Sublandlord or Master Landlord as Sub-Sublandlord shall direct.

4.4 Additional Services. If Sub-Subtenant shall procure any additional services from Master Landlord or Master Sublandlord, including, but not limited to, after-hours HVAC, or if additional rent or other sums are incurred under the Master Sublease as a result of Sub-Subtenant’s use or occupancy of the Premises, Sub-Subtenant shall make such payment to Sub-Sublandlord, Master Sublandlord or Master Landlord, as Sub-Sublandlord shall direct.

4.5 Rent. All amounts set forth in this Section 4 and any other rent or other sums payable by Sub-Subtenant under this Sub-Sublease shall constitute and be due as additional rent. Base Rent, and additional rent shall herein be referred to as “Rent”. Rent for partial months at the commencement or termination of this Sub-Sublease shall be prorated. Rent shall be paid to the Sub-Sublandlord at its notice address noted herein, or at any other place Sub-Sublandlord may from time to time designate by written notice mailed or delivered to Sub-Subtenant.

5. Letter of Credit. Concurrently upon Sub-Subtenant’s execution of this Sub-Sublease, Sub-Subtenant shall provide to Sub-Sublandlord an unconditional, clean, irrevocable Letter of Credit (“Letter of Credit”) in the amount of Two Million and No/100 Dollars ($2,000,000.00) in favor of Sub-Sublandlord and issued by a bank (which accepts deposits, maintains accounts and will negotiate a letter of credit, and whose deposits are insured by the FDIC) located in the San Francisco Bay Area and acceptable to Sub-Sublandlord (“Issuer”). The Letter of Credit shall (1) be fully transferable by Sub-Sublandlord without payment of transfer fees payable by Sub-Sublandlord, (2) permit multiple drawings, and (3) provide that draws, including partial draws, at Sub-Sublandlord’s election, will be honored upon the delivery to the Issuer. The Letter of Credit is to be issued pursuant to ISP98 rather than UCP 500. If (i) Sub-Subtenant fails to pay Rent or any other sums as and when due hereunder and such failure has continued beyond any applicable notice and cure period, (ii) Sub-Subtenant otherwise defaults with respect to any provision of this Sub-Sublease and such default has continued beyond any applicable notice and cure period, or (2) Sub-Subtenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”); or (3) an involuntary petition has been filed against Sub-Subtenant under the Bankruptcy Code; or (4) the Issuer has notified Sub-Sublandlord that the Letter of Credit will not be renewed or extended through its final expiration date and Sub-Subtenant fails to deliver to Sub-Sublandlord a replacement Letter of Credit meeting the requirements of this Section 5 at least thirty (30) days prior to the expiration of the existing Letter of Credit, Sub-Sublandlord may (but shall not be obligated to) use, apply or retain all or any portion of the Letter of Credit for payment of any sum for which Sub-Subtenant is obligated or which will compensate Sub-Sublandlord for any loss or damage which Sub-Sublandlord may suffer thereby. Any draw or partial draw of the Letter of Credit shall not constitute a waiver by Sub-Sublandlord of its right to enforce its other remedies hereunder, at law or in equity. If any portion of the Letter of Credit is drawn upon, Sub-Subtenant shall, within ten (10) days after delivery of written demand from Sub-Sublandlord, restore said Letter of Credit to its original amount. The Letter of Credit shall be in effect for the entire term of this Sub-Sublease plus ninety (90) days beyond the expiration of the Sub-Sublease term. The Letter of Credit will automatically renew each year during the Sub-Sublease term unless the beneficiary under the Letter of Credit is given at least thirty (30) days prior notice of a non-renewal by the Issuer, and Sub-Sublandlord shall be able to draw on the Letter of Credit in the event of such notice. The parties agree that the provisions of Civil Code Sections 1950.7 and 1951.7 do not apply to the Letter of Credit or any proceeds from the Letter of Credit.

6. Premises.

6.1 Condition of the Premises. Sub-Subtenant acknowledges that as of the Commencement Date, Sub-Subtenant shall have inspected the Premises, and every part thereof, and by taking possession shall have acknowledged that the Premises is in good condition and without need of repair, and Sub-Subtenant accepts the Premises “as is”, Sub-Subtenant having made all investigations and tests it has deemed necessary or desirable in order to establish to its own complete satisfaction the condition of the Premises. Sub-Subtenant accepts the Premises in their condition existing as of the Commencement Date, subject to all applicable zoning, municipal, county and state laws, ordinances, and regulations governing and regulating the use of the Premises and any covenants or restrictions of record. Sub-Subtenant acknowledges that neither Sub-Sublandlord nor Master Landlord have made any representations or warranties as to the condition of the Premises or its present or future suitability for Sub-Subtenant’s purposes. Notwithstanding the foregoing, Sub-Sublandlord shall deliver the Premises to Sub-Subtenant with the

2950 South Delaware St.	Upstart Holdings, Inc.
San Mateo, CA

building systems servicing the Premises in good working condition, including, but not limited to, the HVAC, electrical, plumbing and lighting to the extent that Sub-Sublandlord is responsible to maintain such building systems under the Master Sublease and to the extent that the condition of such building systems is not Sub-Sublandlord’s obligation under the Master Sublease, Sub-Sublandlord shall have no obligation to repair any systems which are not in good working condition. In the event that maintenance and repair of such building system was Sub-Sublandlord’s obligation under the Master Sublease prior to the Effective Date, then provided that Sub-Subtenant notifies Sub-Sublandlord within thirty (30) days following the date Sub-Sublandlord delivery of possession of the Premises to Sub-Subtenant that such systems are not in good working condition, Sub-Sublandlord shall perform such maintenance and repair to the extent Sub-Sublandlord was so required under the Master Sublease.

6.2 Maintenance and Surrender. Sub-Subtenant shall keep the Premises in the condition required under the Master Sublease and perform all maintenance, repair and replacement obligations of “Subtenant” required under the Master Sublease. Sub-Subtenant shall surrender the Premises in the condition as required under the Master Sublease as if Sub-Subtenant were the named “Subtenant” under the Master Sublease it being agreed that Sub-Subtenant as assumed all of Sub-Sublandlord’s obligations under the Master Sublease with regards to the condition of the Premises.

7. Insurance.

7.1 Sub-Subtenant’s Insurance. With respect to the “Subtenant’s” insurance under the Master Sublease, the same is to be provided by Sub-Subtenant as described in the Master Sublease (and/or as incorporated into the Master Sublease from the Master Lease), and such policies of insurance shall include as additional insureds Master Landlord, Master Sublandlord, Sub-Sublandlord, any individual, party or entity as required by Master Landlord, Master Sublandlord or Sub-Sublandlord.

7.2 Waiver of Subrogation. With respect to the waiver of subrogation contained in the Master Sublease (or incorporated from the Master Lease), such waiver shall be deemed to be modified to constitute an agreement by and among Master Landlord, Master Sublandlord, Sub-Sublandlord and Sub-Subtenant (and Master Landlord’s and Master Sublandlord’s consent to this Sub-Sublease shall be deemed to constitute its approval of this modification).

8. Use and Alterations.

8.1 Use of Premises. Sub-Subtenant shall use the Premises only for those purposes permitted in the Master Sublease.

8.2 Alterations. Sub-Subtenant shall not make any Alteration (as defined in the Master Lease) to the Premises without the express prior written consent of Sub-Sublandlord, Master Sublease (to the extent Master Sublandlord’s consent is required under the Master Sublease) and of Master Landlord (to the extent Master Landlord’s consent is required under the Master Lease), which consent by Sub-Sublandlord shall not be unreasonably withheld. Sub-Subtenant shall reimburse Sub-Sublandlord for all costs which Sub-Sublandlord may incur in connection with reviewing Sub-Subtenant plans for such Alteration for any alterations and additions, including, without limitation, any costs charged by Master Sublandlord and/or Master. Sub-Subtenant shall comply with the terms of Section 12 of the Master Lease which regards to any such Alterations. On termination of this Sub-Sublease, if required by Master Landlord, Sub-Subtenant shall remove any or all of such Alterations and restore the Premises (or any part thereof) to the same condition as of the date Sub-Sublandlord provided Sub-Subtenant with access; provided however, if this Sub-Sublease terminates, for any reason, prior to the expiration of the Master Sublease, then Sub-Sublandlord shall have the right to require Sub-Subtenant to remove such Alterations. Should Sub-Subtenant fail to remove such Alterations and restore the Premises on termination of this Sub-Sublease unless as otherwise set forth above, Sub-Sublandlord shall have the right to do so, and charge Sub-Subtenant therefor, plus a service charge of ten percent (10%) of the costs incurred by Sub-Sublandlord in addition to any costs or expenses charged by Master Landlord and/or Master Sublandlord.

8.3 Signage. To the extent transferable, Sub-Subtenant shall have all signage rights available to Sub-Sublandlord under the Master Sublease. All signs shall be at Sub-Subtenant’s sole cost and shall comply with the terms of the Master Lease and Master Sublease and with all local, federal and state rules, regulations, statutes, and ordinances at all times during the Term. Sub-Subtenant acknowledges and agrees that its request for consent to signage shall be limited to signage at the Premises. Sub-Subtenant, at Sub-Subtenant’s cost, shall remove all such signs and graphics prior to the termination of this Sub-Sublease and repair any damage caused by such removal.

2950 South Delaware St.	Upstart Holdings, Inc.
San Mateo, CA

9. Assignment, Subletting and Encumbrance.

9.1 Consent Required. Sub-Subtenant shall not assign this Sub-Sublease or any interest therein nor shall Sub-Subtenant sublet, license, encumber or permit the Premises or any part thereof to be used or occupied by others (“Transfer”), without Sub-Sublandlord’s, Master Sublandlord’s and Master Landlord’s prior written consent. Sub-Sublandlord’s consent shall not be unreasonably withheld; provided, however, Sub-Sublandlord’s withholding of consent shall in all events be deemed reasonable if for any reason Master Landlord’s and/or Master Sublandlord’s consent is not obtained. The consent by Sub-Sublandlord, Master Sublandlord and Master Landlord to any Transfer shall not waive the need for Sub-Subtenant (and Sub-Subtenant’s assignee or subtenant) to obtain the consent of Sub-Sublandlord, Master Sublandlord and Master Landlord to any different or further Transfer. All conditions and standards set forth in the Master Sublease regarding Transfers shall apply.

9.2 Transfer Premium. To the extent there is any Transfer Premium as set forth in Master Lease as a result of a Transfer, such Transfer Premium shall first be split with Sub-Sublandlord in the same manner of set forth in the Master Lease. If Master Landlord and/or Master Sublandlord is also entitled to any portion of the Transfer Premium, then Sub-Subtenant shall be responsible to pay such Transfer Premiums to Master Landlord and Master Sublandlord to the extent they are entitled.

9.3 Form of Document. Every Transfer shall (i) recite that it is and shall be subject and subordinate to the provisions of this Sub-Sublease, that the assignee or subtenant assumes Sub-Subtenant’s obligation hereunder, that the termination of this Sub-Sublease shall at Sub-Sublandlord’s sole election, constitute a termination of every such Transfer, and (ii) contain such other terms and conditions as shall be reasonably requested or provided by Sub-Sublandlord’s attorneys.

9.4 No Release of Sub-Subtenant. Regardless of Sub-Sublandlord’s consent, no Transfer shall release Sub-Subtenant of Sub-Subtenant’s obligation or alter the primary liability of Sub-Subtenant to pay the Rent and to perform all other obligations to be performed by Sub-Subtenant hereunder. The acceptance of Rent by Sub-Sublandlord from any other person shall not be deemed to be a waiver by Sub-Sublandlord of any provision hereof. In the event of default by any assignee, subtenant or any other successor of Sub-Subtenant, in the performance of any of the terms hereof, Sub-Sublandlord may proceed directly against Sub-Subtenant without the necessity of exhausting remedies against such assignee, subtenant, transferee or successor.

9.5 Default. An involuntary assignment shall constitute a default and Sub-Sublandlord shall have the right to elect to terminate this Sub-Sublease, in which case this Sub-Sublease shall not be treated as an asset of Sub-Subtenant.

9.6 Recapture. Notwithstanding the foregoing, in the event Sub-Subtenant requests Sub-Sublandlord’s consent to sublet all or any portion of the Premises, or to assign this Sub-Sublease, Sub-Sublandlord may in its sole discretion, elect to terminate this Sub-Sublease within thirty (30) days after receipt of Sub-Subtenant’s request by written notification to Sub-Subtenant of such election, in which case the Sub-Sublease shall terminate effective thirty (30) days following such election.

10. Default.

10.1 Default Described. The occurrence of any of the following shall constitute a “Default” by Sub-Subtenant: (i) failure to pay Rent or any other amount within three (3) days after written notice that such payment is past due; (ii) all those items of default set forth in the Master Sublease where the obligation is incorporated in this Sub-Sublease which remain uncured after the one-half (1⁄2) of the cure period provided in the Master Sublease; or (iii) Sub-Subtenant’s failure to perform timely and remain uncured after fifteen (15) days written notice of the default, any other provision of this Sub-Sublease.

10.2 Sub-Sublandlord’s Remedies. In the event of a Default, Sub-Sublandlord shall have the remedies set forth in the Master Lease as if Sub-Sublandlord is Master Landlord. These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law.

2950 South Delaware St.	Upstart Holdings, Inc.
San Mateo, CA

10.3 Sub-Subtenant’s Right to Possession Not Terminated. Sub-Sublandlord has the remedy described in California Civil Code Section 1951.4 (landlord may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations). Sub-Sublandlord may continue this Sub-Sublease in full force and effect, and Sub-Sublandlord shall have the right to collect rent and other sums when due. During the period Sub-Subtenant is in default, Sub-Sublandlord may enter the Premises and relet them, or any part of them, to third parties for Sub-Subtenant’s account and alter or install locks and other security devices at the Premises. Sub-Subtenant shall be liable immediately to Sub-Sublandlord for all costs Sub-Sublandlord incurs in reletting the Premises, including, without limitation, attorneys’ fees, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Reletting may be for a period equal to, shorter or longer than the remaining term of this Sub-Sublease and rent received by Sub-Sublandlord shall be applied to (i) first, any indebtedness from Sub-Subtenant to Sub-Sublandlord other than rent due from Sub-Subtenant; (ii) second, all costs incurred by Sub-Sublandlord in reletting, including, without limitation, brokers’ fees or commissions and attorneys’ fees, the cost of removing and storing the property of Sub-Subtenant or any other occupant, and the costs of repairing, altering, maintaining, remodeling or otherwise putting the Premises into condition acceptable to a new Sub-Subtenant or Sub-Subtenants; (iii) third, rent due and unpaid under this Sub-Sublease. After deducting the payments referred to in this Section 10.3, any sum remaining from the rent Sub-Sublandlord receives from reletting shall be held by Sub-Sublandlord and applied in payment of future rent and other amounts as rent and such amounts become due under this Sub-Sublease. In no event shall Sub-Subtenant be entitled to any excess rent received by Sub-Sublandlord.

10.4 All Sums Due and Payable as Rent. Sub-Subtenant shall also pay without notice, or where notice is required under this Sub-Sublease, immediately upon demand without any abatement, deduction, or setoff, as additional rent all sums, impositions, costs, expenses, and other payments which Sub-Subtenant in any of the provisions of this Sub-Sublease assumes or agrees to pay, and, in case of any nonpayment thereof, Sub-Sublandlord shall have, in addition to all other rights and remedies, all the rights and remedies provided for in this Sub-Sublease or by law in the case of nonpayment of rent.

10.5 No Waiver. Sub-Sublandlord may accept Sub-Subtenant’s payments without waiving any rights under the Sub-Sublease, including rights under a previously served notice of default. No payment by Sub-Subtenant or receipt by Sub-Sublandlord of a lesser amount than any installment of rent due or other sums shall be deemed as other than a payment on account of the amount due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Sub-Sublandlord may accept such check or payment without prejudice of Sub-Sublandlord’s right to recover the balance of such rent or other sum or pursue any other remedy provided in this Sub-Sublease, at law or in equity. If Sub-Sublandlord accepts payments after serving a notice of default, Sub-Sublandlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Sub-Subtenant any further notice or demand. Furthermore, Sub-Sublandlord’s acceptance of rent from Sub-Subtenant when the Sub-Subtenant is holding over without express written consent does not convert Sub-Subtenant’s tenancy from a tenancy at sufferance to a month-to-month tenancy. No waiver of any provision of this Sub-Sublease shall be implied by any failure of Sub-Sublandlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Sub-Sublandlord of any provision of this Sub-Sublease must be in writing. Such waiver shall affect only the provisions specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Sub-Sublandlord shall impair such right or remedy or be construed as a waiver thereof by Sub-Sublandlord. No act or conduct of Sub-Sublandlord, including, without limitation the acceptance of keys to the Premises shall constitute acceptance or the surrender of the Premises by Sub-Subtenant before the Expiration Date. Only written notice from Sub-Sublandlord to Sub-Subtenant of acceptance shall constitute such acceptance or surrender of the Premises. Sub-Sublandlord’s consent to or approval of any act by Sub-Subtenant which requires Sub-Sublandlord’s consent or approval shall not be deemed to waive or render unnecessary Sub-Sublandlord’s consent to or approval of any subsequent act by Sub-Subtenant.

10.6 Sub-Sublandlord Default. For purposes of this Sub-Sublease, Sub-Sublandlord shall not be deemed in default hereunder unless and until Sub-Subtenant shall first deliver to Sub-Sublandlord thirty (30) days’ prior written notice, and Sub-Sublandlord shall fail to cure said default within said thirty (30) day period, or in the event Sub-Sublandlord shall reasonably require in excess of thirty (30) days to cure said default, shall fail to commence said cure with said thirty (30) day period, and thereafter diligently prosecute the same to completion.

2950 South Delaware St.	Upstart Holdings, Inc.
San Mateo, CA

11. Consent of Master Landlord and Master Sublandlord. Sub-Subtenant acknowledges that the Master Sublease requires that Sub-Sublandlord obtain the consent of Master Landlord and Master Sublandlord to any subletting by Sub-Sublandlord. This Sub-Sublease shall not be effective unless and until Master Landlord and Master Sublandlord each sign a consent to this subletting reasonably satisfactory to Sub-Sublandlord and Sub-Subtenant. The third-party costs of obtaining such consents payable by Sub-Sublandlord pursuant to the Master Sublease and Sublease Consent and Sub-Sublandlord’s costs, including legal fees, incurred in connection with obtaining such consents and negotiating this Sub-Sublease shall be borne entirely by Sub-Sublandlord; provided, however, that costs and fees charged by Master Landlord or Master Sublandlord to Sub-Sublandlord in connection with Sub-Subtenant’s request for and negotiation of incorporation of rights of recognition following any termination of the Master Sublease or other requests of Sub-Subtenant for rights not provided to Sub-Sublandlord in the Sublease Consent into such consents shall be borne entirely by Sub-Subtenant. Notwithstanding anything to the contrary, Sub-Subtenant acknowledges that Master Landlord and Master Sublandlord are under no obligation to recognize this Sub-Sublease as a direct lease/sublease following any termination of the Master Lease or Master Lease or to provide any other rights not provided to Sub-Sublandlord and that this Sub-Sublease is not conditioned upon either Master Landlord or Master Sublandlord granting such additional rights. Any consent to this Sub-Sublease by Master Landlord or Master Sublandlord which does not contain such provisions shall not be deemed unsatisfactory to Sub-Subtenant.

12. Notices and Payments. Any notice, demand, request, consent, approval, submittal or communication that either party desires or is required to give to the other party or any other person shall be in writing and either served personally or sent by prepaid, first-class certified mail or commercial overnight delivery service. Such Notice shall be effective on the date of actual receipt (in the case of personal service or commercial overnight delivery service) or two days after deposit in the United States mail, to the following addresses:

To the Sub-Sublandlord:	Snowflake, Inc.
***
With a copy to:
***
To the Sub-Subtenant:	At the Premises

Either party may, by written notice to the other, specify a different address for notice purposes. When this Sub-Sublease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Sub-Sublease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 or any similar or successor statute.

13. Holding Over. Sub-Subtenant shall have no right to holdover. If Sub-Subtenant does not surrender and vacate the Premises at the Expiration Date of this Sub-Sublease, Sub-Subtenant shall be a tenant at sufferance, or at the sole election of Sub-Sublandlord, a month to month tenancy, and the parties agree in either case that the reasonable rental value, if at sufferance, or the Rent if a month to month tenancy shall be Rent at the greater of (1) the monthly rate of one hundred fifty percent (150%) of the monthly Rent set forth in Section 4, or (2) the fair market value for the Premises; provided however, if Sub-Subtenant causes Sub-Sublandlord to be in holdover under the Master Sublease, then such rent shall be increased to the holdover rent due to Master Sublandlord from Sub-Sublandlord under the holdover provisions of the Master Sublease, including, but not limited to, operating expenses and property taxes due and payable during such holdover period of time. In connection with the foregoing, Sub-Sublandlord and Sub-Subtenant agree that the reasonable rental value of the Premises following the Expiration Date of the Sub-Sublease shall be the amounts set forth above per month. Sub-Sublandlord and Sub-Subtenant acknowledge and agree that, under the circumstances existing as of the Effective Date, it is impracticable and/or extremely difficult to ascertain the reasonable rental value of the Premises on the Expiration Date and that the reasonable rental value established herein is a reasonable estimate of the damage that Sub-Sublandlord would suffer as the result of the failure of Sub-Subtenant to timely surrender possession of the Premises. The parties acknowledge that the liquidated damages established herein is not intended as a forfeiture or penalty within the meaning of California Civil Code sections 3275 or 3369, but is intended to constitute liquidated damages to Sub-Sublandlord pursuant to California Civil Code sections 1671, 1676, and 1677. Notwithstanding the foregoing, and in addition to

2950 South Delaware St.	Upstart Holdings, Inc.
San Mateo, CA

all other rights and remedies on the part of Sub-Sublandlord if Sub-Subtenant fails to surrender the Premises upon the termination or expiration of this Sub-Sublease, in addition to any other liabilities to Sub-Sublandlord accruing therefrom, Sub-Subtenant shall indemnify, defend and hold Sub-Sublandlord harmless from all Claims resulting from such failure, including, without limitation, any Claims by any third parties based on such failure to surrender and any lost profits to Sub-Sublandlord resulting therefrom.

14. Certified Access Specialist Disclosure. For purposes of Section 1938 of the California Civil Code, Sub-Sublandlord hereby discloses to Sub-Subtenant, and Sub-Subtenant hereby acknowledges, that to Sub-Sublandlord’s actual knowledge, the Premises have not undergone inspection by a CASp.

California Civil Code Section 1938 states:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

Notwithstanding anything to the contrary in the Sub-Sublease, Sub-Sublandlord and Sub-Subtenant hereby agree that Sub-Subtenant shall be responsible for (i) the payment of the fee for any CASp inspection that Sub-Subtenant desires, and (ii) making, at Sub-Subtenant’s sole cost, any repairs necessary to correct violations of construction-related accessibility standards within the Premises, whether such violations occurred before or occur after the Effective Date, if such CASp inspection at Sub-Subtenant’s request reveals a violation, provided that such repairs shall be in accordance with the terms of the Sub-Sublease. Sub-Subtenant hereby agrees that: any CASp inspecting the Premises shall be selected by Sub-Sublandlord or Master Landlord; Sub-Subtenant shall promptly deliver to Sub-Sublandlord, Master Sublandlord and Master Landlord any CASp report regarding the Premises obtained by Sub-Subtenant; and Sub-Subtenant shall keep information contained in any CASp report regarding the Premises confidential, except as may be necessary for Sub-Subtenant or its agents to complete any repairs or correct violations with respect to the Premises that Sub-Subtenant agrees to undertake. Sub-Subtenant shall have no right to cancel or terminate the Sub-Sublease due to violations of construction-related accessibility standards within the Premises identified in a CASp report obtained during the Term.

15. Miscellaneous.

15.1 Conflict with Master Sublease; Interpretation. In the event of any conflict between the provisions of the Master Sublease and this Sub-Sublease, this Sub-Sublease shall control; provided however, nothing herein shall grant Sub-Subtenant more rights than granted to Sub-Sublandlord under the Master Sublease. No presumption shall apply in the interpretation or construction of this Sub-Sublease as a result of Sub-Sublandlord having drafted the whole or any part hereof.

15.2 Remedies Cumulative. The rights, privileges, elections, and remedies of Sub-Sublandlord in this Sub-Sublease, at law, and in equity are cumulative and not alternative.

15.3 Waiver of Redemption. Sub-Subtenant hereby expressly waives any and all rights of redemption to which it may be entitled by or under any present or future laws in the event Sub-Sublandlord shall obtain a judgment for possession of the Premises.

15.4 Damage and Destruction; Condemnation. In the event of any damage, destruction, casualty, condemnation or threat of condemnation affecting the Premises, Rent payable hereunder shall be abated but only to the extent that rent is abated under the Master Sublease with respect to the Premises. Sub-Subtenant shall have no right to terminate this Sub-Sublease in connection with any damage, destruction, casualty, condemnation or threat of condemnation except to the extent the Master Sublease is also terminated as to the Premises or any portion thereof.

2950 South Delaware St.	Upstart Holdings, Inc.
San Mateo, CA

15.5 Effect of Conveyance. As used in this Sub-Sublease, the term “Sub-Sublandlord” means the holder of the “Subtenant’s” interest under the Master Sublease. In the event of any assignment or transfer of the “Subtenant’s” interest under the Master Sublease, which assignment or transfer may occur at any time during the Term hereof in Sub-Sublandlord’s sole discretion, Sub-Sublandlord shall be and hereby is entirely relieved of the future performance of all covenants and obligations of Sub-Sublandlord hereunder to the extent first arising after the effective date of such assignment or transfer if such future performance is assumed by the transferee in a writing and a copy thereof is delivered to Sub-Subtenant. Sub-Sublandlord may transfer and deliver any security of Sub-Subtenant to the transferee of the “Subtenant’s” interest under the Master Sublease, and thereupon Sub-Sublandlord shall be discharged from any further liability with respect thereto if such transferee assumes in writing Sub-Sublandlord’s obligations with regard to such security in a writing delivered to Sub-Subtenant.

15.6 Broker’s Commission. Sub-Sublandlord and Sub-Subtenant represent and warrant to each other that each has dealt with the following brokers Newmark Knight Frank (“Sub-Sublandlord’s Broker”) and Newmark Knight Frank (“Sub-Subtenant’s Broker”, collectively the “Brokers”) and with no other agent, finder, or other such person with respect to this Sub-Sublease and each agrees to indemnify and hold the other harmless from any Claims asserted against the other by any broker, agent, finder, or other such person not identified above as Sub-Sublandlord’s Broker or Sub-Subtenant’s Broker. The Commission to the Brokers is pursuant to separate agreement.

15.7 Offer. Preparation of this Sub-Sublease by either Sub-Sublandlord or Sub-Subtenant or either party’s agent and submission of same to Sub-Sublandlord or Sub-Subtenant shall not be deemed an offer to Sub-Sublease. This Sub-Sublease is not intended to be binding until executed and delivered by all Parties hereto.

15.8 Due Authority. Each of the persons executing this Sub-Sublease on behalf of Sub-Subtenant represent and warrant that they have the authority to bind Sub-Subtenant, Sub-Subtenant has been and is qualified to do business in the State of California, that the corporation has full right and authority to enter into this Sub-Sublease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. Each of the persons executing this Sub-Sublease on behalf of Sub-Sublandlord represent and warrant that they have the authority to bind Sub-Sublandlord (subject to Master Landlord’s and Master Sublandlord’s consent to this Sub-Sublease), Sub-Sublandlord has been and is qualified to do business in the State of California, that the corporation has full right and authority to enter into this Sub-Sublease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. Sub-Subtenant agrees to furnish promptly upon request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the authorization of Sub-Subtenant to enter into this Sub-Sublease.

15.9 Multiple Counterparts. This Sub-Sublease may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same agreement. This Sub-Sublease may be executed by a party’s signature transmitted by DocuSign or by electronic mail in pdf format (“pdf”), and copies of this Sub-Sublease executed and delivered by means of DocuSign or pdf signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon Docusign or pdf signatures as if such signatures were originals. Any party executing and delivering this Sub-Sublease by pdf shall promptly thereafter deliver a counterpart of this Sub-Sublease containing said party’s original signature. All parties hereto agree that DocuSign or pdf signature page may be introduced into evidence in any proceeding arising out of or related to this Sub-Sublease as if it were an original signature page.

15.10 Attorney Fees. In the event any action or proceeding at law or in equity, bankruptcy or any arbitration proceeding be instituted by either party, for an alleged breach of any obligation of a party under this Sub-Sublease, to recover rent, to terminate the tenancy of Sub-Subtenant at the Premises, or to enforce, protect, or establish any right or remedy of a party to this Sub-Sublease Agreement, the prevailing party (by judgment or settlement) in such action or proceeding shall be entitled to recover as part of such action or proceeding such reasonable attorneys’ fees, expert witness fees, and court costs as may be fixed by the court or jury, but this provision shall not apply to any cross-complaint filed by anyone other than Sub-Sublandlord in such action or proceeding.

15.11 Sub-Sublandlord’s Costs. In any case where Sub-Subtenant requests permission from Sub-Sublandlord, Master Sublandlord and/or Master Landlord to assign, sublet, make alterations, or receive any other consent or obtain any waiver from or modification to the terms of this Sub-Sublease, Sub-Subtenant shall reimburse Sub-Sublandlord for all costs incurred, including without limitation, any amount charged by Master Landlord and/or Master Sublandlord and reasonable attorney’s fees incurred by Sub-Sublandlord in reviewing such request.

2950 South Delaware St.	Upstart Holdings, Inc.
San Mateo, CA

15.12 Limitation of Liability. Notwithstanding anything contained in this Sub-Sublease to the contrary, the obligations of Sub-Sublandlord under this Sub-Sublease (including any actual or alleged breach or default by Sub-Sublandlord) do not constitute personal obligations of the individual partners, directors, officers, members or shareholders of Sub-Sublandlord or Sub-Sublandlord’s members or partners, and Sub-Subtenant shall not seek recourse against the individual partners, directors, officers, members, shareholders or employees of Sub-Sublandlord. Notwithstanding any contrary provision herein, neither Sub-Sublandlord nor the individual partners, directors, officers, members, shareholders or employees of Sub-Sublandlord nor Sub-Sublandlord’s members or partners or any other persons or entities having any interest in Sub-Sublandlord, shall be liable under any circumstances for injury or damage to, or interference with Sub-Subtenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

15.13 Exhibits and Attachments. All exhibits and attachments to this Sub-Sublease are a part hereof.

IN WITNESS WHEREOF, Sub-Sublandlord and Sub-Subtenant have executed and delivered this Sub-Sublease on the date first set forth above.

SUB-SUBLANDLORD	SUB-SUBTENANT

SNOWFLAKE, INC., a Delaware corporation	UPSTART HOLDINGS, INC., a Delaware corporation

/s/ Thomas Tuchschere	/s/ Dave Girouard

By: Thomas Tuchschere	By: Dave Girouard

Its: CFO	Its: CEO

/s/ Sanjay Datta

By: Sanjay Datta
Its: CFO

*NOTE:

If Sub-Subtenant is a corporation, then one of the following alternative requirements must be satisfied:

(A) This Sub-Sublease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must sign twice; once as one officer and again as the other officer.

2950 South Delaware St.	Upstart Holdings, Inc.
San Mateo, CA

(B) If the two (2) signatories do not satisfy the requirements of (A) above, then Sub-Subtenant shall deliver to Sub-Sublandlord a certified copy of a corporate resolution in a form reasonably acceptable to Sub-Sublandlord authorizing the signatory(ies) to execute this Sub-Sublease.